Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-167726) pertaining to the QEP Resources, Inc. Long-Term Stock Incentive Plan,

2.	Registration Statement (Form S-8 No. 333-167727) pertaining to the QEP Resources, Inc. Employee Investment Plan,

3.	Registration Statement (Form S-3 No. 333-165805) of Questar Market Resources, Inc. (predecessor of QEP Resources, Inc.) and in the related Prospectus of our report dated February 25, 2011, with respect to the consolidated financial statements and schedule of QEP Resources, Inc. included in this Form 10-K for the year ended December 31, 2010.

Ernst & Young LLP

Denver, Colorado

February 25, 2011